Exhibit 99.1

Press Release	Source: Arête Industries, Inc.

Arête Industries, Inc. Announces Participation Agreement in three wells to be drilled in Wyoming

WESTMINSTER, Colorado, November 25, 2013 (BUSINESS WIRE) — Arête Industries, Inc. (OTCQB:ARET) — News) announced today that it will participate as a working interest owner in three horizontal wells to be drilled in Campbell County, Wyoming in the Turner zone.

The following is a description of the wells.

1)	The Thielen #1-21 is in Section 21 Township 43N. This well is currently being drilled to a total depth of approximately 15,350 including the lateral. The Company will have an approximate 1.06% working interest.

2)	The Thielen #2-21 is in Section 21 Township 43N. This well is scheduled to be drilled in the summer of 2014 and is planned to be drilled to a total depth of approximately 15,330 feet including the lateral. The Company will have an approximate 1.06% working interest.

3)	The Starlight Federal 28H is located in Section 7, Township 43N. This well is scheduled to be drilled in the first quarter of 2014 and is planned to be drilled to a total depth of approximately 15,310 including the lateral. The Company will have an approximate 0.7025% working interest.

About the Company

The Company owns oil and gas properties in the Rocky Mountain Region of the United States. For additional information on the Company, visit its website at http://www.areteindustries.com/

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Statement as to Forward Looking Statements.

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Arête’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the Company’s dependence on its management, the Company’s significant lack of capital, changes in prices for crude oil and natural gas, the ability of management to execute plans to meet the Company’s goals and other risks inherent in the Company’s businesses that are detailed in the Company’s Securities and Exchange Commission (“SEC”) filings. Readers are encouraged to review these risks in our SEC filings.

For Further Information Contact:

Nicholas Scheidt, CEO

Donald W Prosser, CFO

303-427-8688

info@areteindustries.com

Source: Arête Industries, Inc.